News Release

Contact:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
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U.S. BANCORP REPORTS RECORD 2006 NET INCOME

EARNINGS SUMMARY								Table 1
($ in millions, except per-share data)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q06 vs	4Q06 vs	Full Year	Full Year	Percent
	2006	2006	2005	3Q06	4Q05	2006	2005	Change

Net income	$1,194	$1,203	$1,143	(.7)	4.5	$4,751	$4,489	5.8
Diluted earnings per common share	.66	.66	.62	—	6.5	2.61	2.42	7.9

Return on average assets (%)	2.18	2.23	2.18			2.23	2.21
Return on average common equity (%)	23.2	23.6	22.6			23.6	22.5
Net interest margin (%)	3.56	3.56	3.88			3.65	3.97
Efficiency ratio (%)	47.2	45.0	43.3			45.4	44.3
Tangible efficiency ratio (%) (a)	44.5	42.4	40.9			42.8	40.8

Dividends declared per common share	$.40	$.33	$.33	21.2	21.2	$1.39	$1.23	13.0
Book value per common share (period-end)	11.44	11.30	11.07	1.2	3.3

(a) computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.

     MINNEAPOLIS, January 16, 2007 – U.S. Bancorp (NYSE: USB) today reported net income of $1,194 million for the fourth quarter of 2006, compared with $1,143 million for the fourth quarter of 2005. Net income of $.66 per diluted common share in the fourth quarter of 2006 was higher than the same period of 2005 by 6.5 percent, or $.04 per diluted common share. Return on average assets and return on average common equity were 2.18 percent and 23.2 percent, respectively, for the fourth quarter of 2006, compared with returns of 2.18 percent and 22.6 percent, respectively, for the fourth quarter of 2005. Net income for 2006 increased to $4.8 billion, or $2.61 per diluted common share, compared with $4.5 billion, or $2.42 per diluted common share in 2005.
     U.S. Bancorp President and Chief Executive Officer Richard K. Davis said, “The Company’s fourth quarter results were driven by solid growth in our fee-based businesses, excellent credit quality and controlled operating expenses, in addition to a reduction in the effective tax rate. On a very positive note,

U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

our net interest margin was stable on a linked quarter basis. The stable margin, combined with annualized earning asset growth of 5.2 percent quarter-over-quarter, resulted in a comparable increase in net interest income over the prior quarter. Once again, we achieved industry-leading profitability metrics with a return on average assets of 2.18 percent and return on average common equity of 23.2 percent. I am very pleased with the financial results, particularly given the challenging economic environment that our Company, and the banking industry as a whole, has faced during this past year. Although the growth in diluted earnings per common share for the fourth quarter and full year 2006 of 6.5 percent and 7.9 percent, respectively, was lower than it has been in the past few years, I believe the emphasis we have placed on growing our fee-based businesses, stabilizing net interest margin, maintaining high credit quality and our disciplined expense control significantly lessened the impact of a disadvantageous yield curve and heightened competition and excess liquidity that the market offered.
     “During the fourth quarter we announced a 21 percent increase in the dividend rate on U.S. Bancorp common stock. This increase is an important part of our strategy to continue our commitment to return 80 percent of our earnings to our shareholders through both dividends and stock buybacks. This increased dividend payout allows our superior, industry-leading profitability to be transferred to our shareholders, while allowing us the financial flexibility we need to support balance sheet growth, capital expenditures and small, cash acquisitions.
     “I am honored to have this opportunity to lead U.S. Bancorp into the future. The long-term goals of our Company have not changed. Specifically, we will continue to produce a minimum return on average common equity of 20 percent, effectively manage the credit and earnings volatility of the Company’s results, deliver high-quality customer service, invest for future growth, target an 80 percent return of earnings to shareholders and, finally, grow earnings per share by ten percent over the long-term. I believe we are very well positioned to continue to produce a consistent, predictable and repeatable earnings stream going forward and make U.S. Bancorp an attractive partner for our customers, communities, employees and shareholders.”
     The Company’s results for the fourth quarter of 2006 improved over the same period of 2005, as net income increased by $51 million (4.5 percent), primarily due to growth in fee-based revenues, lower credit costs and the benefit of a reduction in the effective tax rate from a year ago. This was offset somewhat by lower net interest income and additional operating costs of acquired businesses. Total net revenue on a taxable-equivalent basis for the fourth quarter of 2006 was $3,424 million, $93 million (2.8 percent) higher
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

than the fourth quarter of 2005, primarily reflecting an 11.8 percent increase in noninterest income partially offset by a 5.0 percent decline in net interest income. Noninterest income growth was driven by organic business growth and expansion in trust and payment processing businesses, partially offset by lower mortgage banking revenue principally due to the impact of adopting Statement of Financial Accounting Standards No. 156 “Accounting for Servicing of Financial Assets” (“SFAS 156”) in the first quarter of 2006 and the net valuation loss on economic hedges in relation to the value of mortgage servicing rights (“MSR”) due to relative changes in interest rates at year end. The increase in noninterest income also included a $52 million gain in the fourth quarter of 2006 from the sale of the Company’s 401(k) defined contribution recordkeeping business and a favorable change in securities gains (losses) from the prior year. Total noninterest expense in the fourth quarter of 2006 was $1,612 million, $148 million (10.1 percent) higher than the fourth quarter of 2005, primarily reflecting incremental operating and business integration costs principally associated with recent acquisitions, charges related to the prepayment of certain Company trust preferred debt securities and higher expenses related to investments in tax-advantaged projects from a year ago.
     Provision for credit losses for the fourth quarter of 2006 was $169 million, a decrease of $36 million from the fourth quarter of 2005. The decrease in the provision for credit losses year-over-year primarily reflected the adverse impact in the fourth quarter of 2005 on net charge-offs from changes in bankruptcy law. Net charge-offs in the fourth quarter of 2006 were $169 million, compared with the third quarter of 2006 net charge-offs of $135 million and the fourth quarter of 2005 net charge-offs of $213 million. Total nonperforming assets were $587 million at December 31, 2006, compared with $575 million at September 30, 2006, and $644 million at December 31, 2005. The ratio of the allowance for credit losses to nonperforming loans was 480 percent at December 31, 2006, compared with 476 percent at September 30, 2006, and 414 percent at December 31, 2005.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

INCOME STATEMENT HIGHLIGHTS								Table 2
(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	4Q	3Q	4Q	4Q06 vs	4Q06 vs	Full Year	Full Year	Percent
	2006	2006	2005	3Q06	4Q05	2006	2005	Change

Net interest income	$1,695	$1,673	$1,785	1.3	(5.0)	$6,790	$7,088	(4.2)
Noninterest income	1,729	1,748	1,546	(1.1)	11.8	6,846	6,045	13.3

Total net revenue	3,424	3,421	3,331	.1	2.8	13,636	13,133	3.8
Noninterest expense	1,612	1,538	1,464	4.8	10.1	6,180	5,863	5.4

Income before provision and taxes	1,812	1,883	1,867	(3.8)	(2.9)	7,456	7,270	2.6
Provision for credit losses	169	135	205	25.2	(17.6)	544	666	(18.3)

Income before taxes	1,643	1,748	1,662	(6.0)	(1.1)	6,912	6,604	4.7
Taxable-equivalent adjustment	15	13	10	15.4	50.0	49	33	48.5
Applicable income taxes	434	532	509	(18.4)	(14.7)	2,112	2,082	1.4

Net income	$1,194	$1,203	$1,143	(.7)	4.5	$4,751	$4,489	5.8

Net income applicable to common equity	$1,179	$1,187	$1,143	(.7)	3.1	$4,703	$4,489	4.8

Diluted earnings per common share	$.66	$.66	$.62	—	6.5	$2.61	$2.42	7.9

Net Interest Income
     Fourth quarter net interest income on a taxable-equivalent basis was $1,695 million, compared with $1,785 million recorded in the fourth quarter of 2005. Average earning assets for the period increased over the fourth quarter of 2005 by $6.6 billion (3.6 percent), primarily driven by an increase in total average loans. This increase was partially offset by a $1.2 billion (3.0 percent) decrease in average investment securities. The positive impact to net interest income from the growth in earning assets was more than offset by a lower net interest margin. The net interest margin in the fourth quarter of 2006 was 3.56 percent, compared with 3.88 percent in the fourth quarter of 2005. The decline in the net interest margin reflected the competitive lending environment and the impact of changes in the yield curve from a year ago. Since the fourth quarter of 2005, credit spreads have tightened by approximately 15 basis points across most lending products due to competitive pricing and a change in mix reflecting growth in lower-spread, fixed-rate credit products and noninterest-bearing corporate and purchasing card balances. The net interest margin also declined due to funding incremental asset growth with higher cost wholesale funding, share repurchases and asset/liability decisions designed to minimize the Company’s rate sensitivity position. An increase in the margin benefit of net free funds partially offset these factors.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

     Net interest income in the fourth quarter of 2006 increased from the third quarter of 2006 by $22 million (1.3 percent) driven by growth in average earning assets of $2.5 billion. The net interest margin was 3.56 percent for the fourth of 2006, unchanged from the third quarter of 2006. If the Federal Reserve leaves rates unchanged over the next several quarters, the Company expects net interest margin to continue to remain relatively stable as asset repricing occurs and funding costs moderate.

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)
				Change	Change
	4Q	3Q	4Q	4Q06 vs	4Q06 vs	Full Year	Full Year
	2006	2006	2005	3Q06	4Q05	2006	2005	Change

Components of net interest income
Income on earning assets	$3,236	$3,175	$2,843	$61	$393	$12,351	$10,584	$1,767
Expense on interest-bearing liabilities	1,541	1,502	1,058	39	483	5,561	3,496	2,065

Net interest income	$1,695	$1,673	$1,785	$22	$(90)	$6,790	$7,088	$(298)

Average yields and rates paid
Earning assets yield	6.79%	6.74%	6.18%	.05%	.61%	6.63%	5.93%	.70%
Rate paid on interest-bearing liabilities	3.84	3.79	2.77	.05%	1.07	3.55	2.37	1.18

Gross interest margin	2.95%	2.95%	3.41%	—%	(.46)%	3.08%	3.56%	(.48)%

Net interest margin	3.56%	3.56%	3.88%	—%	(.32)%	3.65%	3.97%	(.32)%

Average balances
Investment securities	$40,266	$39,806	$41,494	$460	$(1,228)	$39,961	$42,103	$(2,142)
Loans	143,686	141,491	136,658	2,195	7,028	140,601	131,610	8,991
Earning assets	189,660	187,190	183,095	2,470	6,565	186,231	178,425	7,806
Interest-bearing liabilities	159,469	157,248	151,500	2,221	7,969	156,613	147,295	9,318
Net free funds (a)	30,191	29,942	31,595	249	(1,404)	29,618	31,130	(1,512)

(a) Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.

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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

AVERAGE LOANS								Table 4
($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q06 vs	4Q06 vs	Full Year	Full Year	Percent
	2006	2006	2005	3Q06	4Q05	2006	2005	Change

Commercial	$41,264	$40,781	$38,816	1.2	6.3	$40,199	$37,718	6.6
Lease financing	5,394	5,287	4,948	2.0	9.0	5,241	4,923	6.5

Total commercial	46,658	46,068	43,764	1.3	6.6	45,440	42,641	6.6

Commercial mortgages	19,897	19,941	20,307	(.2)	(2.0)	20,074	20,268	(1.0)
Construction and development	9,029	8,760	8,256	3.1	9.4	8,686	7,696	12.9

Total commercial real estate	28,926	28,701	28,563	.8	1.3	28,760	27,964	2.8

Residential mortgages	21,235	21,118	20,319	.6	4.5	21,053	18,036	16.7

Credit card	8,242	7,800	6,825	5.7	20.8	7,634	6,615	15.4
Retail leasing	7,015	7,069	7,403	(.8)	(5.2)	7,112	7,346	(3.2)
Home equity and second mortgages	15,444	15,166	14,946	1.8	3.3	15,146	14,945	1.3
Other retail	16,166	15,569	14,838	3.8	8.9	15,456	14,063	9.9

Total retail	46,867	45,604	44,012	2.8	6.5	45,348	42,969	5.5

Total loans	$143,686	$141,491	$136,658	1.6	5.1	$140,601	$131,610	6.8

     Average loans for the fourth quarter of 2006 were $7.0 billion (5.1 percent) higher than the fourth quarter of 2005, driven by growth in average total commercial loans of $2.9 billion (6.6 percent), residential mortgages of $916 million (4.5 percent) and total retail loans of $2.9 billion (6.5 percent). Average loans for the fourth quarter of 2006 were higher than the third quarter of 2006 by $2.2 billion (1.6 percent), reflecting growth in total commercial and total retail loans. Residential mortgages and total commercial real estate loans remained relatively flat in the fourth quarter of 2006 compared with the third quarter of 2006. The growth rate of residential mortgages reflected the Company’s decision in early 2006 to begin selling an increased proportion of its residential mortgage loan production, while commercial real estate loan growth reflected customer refinancings given liquidity available in the financial markets, a decision to reduce condominium construction financing and a slowdown in residential homebuilding during 2006.
     Average investment securities in the fourth quarter of 2006 were $1.2 billion (3.0 percent) lower than the fourth quarter of 2005. The change in the balance of the investment securities portfolio from a year ago principally reflected asset/liability management decisions to reduce the focus on residential mortgage-backed assets given the changing rate environment and mix of loan growth. Additionally, the Company reclassified approximately $460 million of principal-only securities to its trading account effective January 1, 2006, in connection with the adoption of SFAS 156.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q06 vs	4Q06 vs	Full Year	Full Year	Percent
	2006	2006	2005	3Q06	4Q05	2006	2005	Change

Noninterest-bearing deposits	$29,020	$28,220	$29,898	2.8	(2.9)	$28,755	$29,229	(1.6)
Interest-bearing deposits
Interest checking	24,127	23,595	22,473	2.3	7.4	23,552	22,785	3.4
Money market savings	26,214	26,116	28,710	.4	(8.7)	26,667	29,314	(9.0)
Savings accounts	5,392	5,598	5,648	(3.7)	(4.5)	5,599	5,819	(3.8)

Total of savings deposits	55,733	55,309	56,831	.8	(1.9)	55,818	57,918	(3.6)
Time certificates of deposit less than $100,000	13,974	13,867	13,397	.8	4.3	13,761	13,199	4.3
Time deposits greater than $100,000	22,255	22,579	22,205	(1.4)	.2	22,255	20,655	7.7

Total interest-bearing deposits	91,962	91,755	92,433	.2	(.5)	91,834	91,772	.1

Total deposits	$120,982	$119,975	$122,331	.8	(1.1)	$120,589	$121,001	(.3)

     Average noninterest-bearing deposits for the fourth quarter of 2006 decreased $878 million (2.9 percent) compared with the fourth quarter of 2005 reflecting a decline in business demand deposits as these customers reduced excess liquidity to fund business growth, partially offset by higher corporate trust deposits.
     Average total savings deposits declined year-over-year by $1.1 billion (1.9 percent) due to reductions in average money market savings and savings accounts, partially offset by an increase in interest checking balances. Average money market savings balances declined by $2.5 billion (8.7 percent) year-over-year, primarily due to a decline in balances within the branches. This decline was partially offset by an increase in broker dealer balances. The overall decrease in average money market savings balances year-over-year was primarily the result of the Company’s deposit pricing decisions for money market products in relation to other fixed-rate deposit products offered. A portion of branch-based money market savings accounts have migrated to fixed-rate time certificates to take advantage of higher interest rates for these products.
     Average time certificates of deposit less than $100,000 were higher in the fourth quarter of 2006 than in the fourth quarter of 2005 by $577 million (4.3 percent). Additionally, the Company experienced year-over-year growth in average consumer-based time deposits greater than $100,000 of $1.0 billion (28.0 percent) due to customer migration of deposit balances. This increase was offset by a decline in other time deposits greater than $100,000, primarily reflecting asset/liability decisions and related pricing for these time deposits.
     Average noninterest-bearing deposits for the fourth quarter of 2006 increased $800 million (2.8 percent) compared with the third quarter of 2006, primarily due to seasonal growth of business and trust deposits.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

Total savings deposits had a modest increase of $424 million (.8 percent) from the third quarter of 2006 while time deposits remained relatively stable with a decrease of only $217 million from the prior quarter.

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q06 vs	4Q06 vs	Full Year	Full Year	Percent
	2006	2006	2005	3Q06	4Q05	2006	2005	Change

Credit and debit card revenue	$210	$206	$197	1.9	6.6	$800	$713	12.2
Corporate payment products revenue	141	150	126	(6.0)	11.9	557	488	14.1
ATM processing services	60	63	61	(4.8)	(1.6)	243	229	6.1
Merchant processing services	244	253	194	(3.6)	25.8	963	770	25.1
Trust and investment management fees	319	305	258	4.6	23.6	1,235	1,009	22.4
Deposit service charges	259	268	238	(3.4)	8.8	1,023	928	10.2
Treasury management fees	107	111	104	(3.6)	2.9	441	437	.9
Commercial products revenue	104	100	101	4.0	3.0	415	400	3.8
Mortgage banking revenue	25	68	109	(63.2)	(77.1)	192	432	(55.6)
Investment products fees and commissions	36	34	37	5.9	(2.7)	150	152	(1.3)
Securities gains (losses), net	11	—	(49)	nm	nm	14	(106)	nm
Other	213	190	170	12.1	25.3	813	593	37.1

Total noninterest income	$1,729	$1,748	$1,546	(1.1)	11.8	$6,846	$6,045	13.3

Noninterest Income
     Fourth quarter noninterest income was $1,729 million, an increase of $183 million (11.8 percent) from the same quarter of 2005 and $19 million (1.1 percent) lower than the third quarter of 2006. The increase in noninterest income over the fourth quarter of 2005 was driven by favorable variances in the majority of fee income categories and a favorable variance of $60 million on net securities gains (losses). Strong growth in fee-based revenue was partially offset by the accounting impact of SFAS 156 on mortgage banking revenue.
     Credit and debit card revenue and corporate payment products revenue were both higher in the fourth quarter of 2006 than the fourth quarter of 2005 by $13 million and $15 million, or 6.6 percent and 11.9 percent, respectively. The strong growth in credit and debit card revenue was primarily driven by higher customer transaction volumes. The corporate payment products revenue growth reflected organic growth in sales volumes and card usage and acquired business expansion. Merchant processing services revenue was higher in the fourth quarter of 2006 than the same quarter a year ago by $50 million (25.8 percent), reflecting an increase in sales volume driven by acquisitions, higher same store sales, changes in pricing and equipment fees. Trust and investment management fees increased by $61 million (23.6 percent) year-over-year, due to recent acquisitions of corporate and institutional trust businesses, customer account growth and
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

favorable equity market conditions. Deposit service charges grew year-over-year by $21 million (8.8 percent) due to increased transaction-related fees and the impact of net new checking accounts. These favorable changes in fee-based revenue were partially offset by the decline in mortgage banking revenue of $84 million (77.1 percent), principally driven by the adoption of the fair value method of accounting for mortgage servicing rights and MSR economic hedging results in the fourth quarter of 2006 due to changes in relative interest rates at year end. Other income was higher by $43 million (25.3 percent) as compared with the fourth quarter of 2005, primarily due to a $52 million gain on the sale of the Company’s 401(k) defined contribution recordkeeping business and $6 million in trading gains related to certain interest rate swaps that the Company determined did not qualify for hedge accounting, partially offset by a decline in equity investment revenue from a year ago.
     Noninterest income was seasonally lower ($19 million or 1.1 percent) in the fourth quarter of 2006 compared with the third quarter of 2006. Payment processing revenues declined due to lower transaction volumes and sales in corporate payment products and merchant processing resulting in decreases of $9 million (6.0 percent) and $9 million (3.6 percent), respectively. Deposit service charges declined by $9 million (3.4 percent) in the fourth quarter of 2006 compared with the third quarter of 2006, reflecting lower transaction-related fees, partially offset by net new account growth. In addition to seasonal declines in revenue, mortgage banking revenue was lower than the third quarter of 2006 by $43 million (63.2 percent), primarily due to changes in the valuation of mortgage servicing rights and the corresponding MSR economic hedges given changes in interest rates at year end. The declines in these revenue categories were partially offset by an increase in trust and investment management fees of $14 million (4.6 percent) due primarily to core fee account growth and favorable equity market conditions. Other revenue increased $23 million (12.1 percent) in the fourth quarter of 2006, primarily due to the gain on the sale of the Company’s 401(k) defined contribution recordkeeping business and trading gains on interest rate derivatives, partially offset by a $32 million gain on the sale of equity interests in a card association in the third quarter of 2006 and lower retail product revenue as a result of higher end-of-term residual losses and slightly lower residual valuations. In addition, noninterest income included $11 million of net securities gains in the fourth quarter of 2006.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q06 vs	4Q06 vs	Full Year	Full Year	Percent
	2006	2006	2005	3Q06	4Q05	2006	2005	Change

Compensation	$621	$632	$601	(1.7)	3.3	$2,513	$2,383	5.5
Employee benefits	102	123	101	(17.1)	1.0	481	431	11.6
Net occupancy and equipment	166	168	166	(1.2)	—	660	641	3.0
Professional services	69	54	47	27.8	46.8	199	166	19.9
Marketing and business development	61	58	64	5.2	(4.7)	217	235	(7.7)
Technology and communications	133	128	129	3.9	3.1	505	466	8.4
Postage, printing and supplies	67	66	65	1.5	3.1	265	255	3.9
Other intangibles	92	89	81	3.4	13.6	355	458	(22.5)
Debt prepayment	22	—	—	nm	nm	33	54	(38.9)
Other	279	220	210	26.8	32.9	952	774	23.0

Total noninterest expense	$1,612	$1,538	$1,464	4.8	10.1	$6,180	$5,863	5.4

Noninterest Expense
     Fourth quarter noninterest expense totaled $1,612 million, an increase of $148 million (10.1 percent) from the same quarter of 2005 and $74 million (4.8 percent) from the third quarter of 2006. Compensation expense was higher year-over-year by $20 million (3.3 percent), primarily due to the corporate and institutional trust and payments processing acquisitions and other growth initiatives undertaken by the Company. Benefits expense remained flat from the fourth quarter of 2005 as higher pension costs from a year ago were offset by lower medical benefits expense due to favorable claims experience. Professional services expense increased by $22 million (46.8 percent) due primarily to revenue enhancement-related business initiatives, including establishing a bank charter in Ireland to support pan-European payment processing. Other intangibles expense increased by $11 million (13.6 percent) from the prior year due to acquisitions in Consumer Banking, Wealth Management and Payment Services. Other expense increased in the fourth quarter of 2006 from the same quarter of 2005 by $69 million (32.9 percent), primarily due to increased investments in tax-advantaged projects and business integration costs relative to a year ago. In addition, noninterest expense in the fourth quarter of 2006 was impacted by $22 million in charges related to the prepayment of certain trust preferred debt securities.
     Noninterest expense in the fourth quarter of 2006 was higher than the third quarter of 2006 by $74 million (4.8 percent). The increase in noninterest expense in the fourth quarter of 2006 from the third quarter of 2006 was primarily due to operating costs from acquired businesses and other business
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

development initiatives, the $22 million debt prepayment charge and increases in tax-advantaged investment expense. These increases were partially offset by a reduction in benefits expense principally due to lower medical costs resulting from favorable claims experience.
Provision for Income Taxes
     The provision for income taxes for the fourth quarter of 2006 declined to an effective tax rate of 26.7 percent compared with an effective tax rate of 30.8 percent in the fourth quarter of 2005 and an effective tax rate of 30.7 percent in third quarter of 2006. The reduction in the effective rate from the same quarter of the prior year reflected incremental tax credits from tax-advantaged investments and a reduction in tax liabilities after the resolution of federal income tax examinations for all years through 2004 and certain state tax examinations during the fourth quarter of 2006. The Company anticipates its effective tax rate for the foreseeable future to approximate 32 percent.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	4Q	3Q	2Q	1Q	4Q
	2006	2006	2006	2006	2005

Balance, beginning of period	$2,256	$2,251	$2,251	$2,251	$2,258

Net charge-offs
Commercial	24	18	13	5	15
Lease financing	7	3	7	7	7

Total commercial	31	21	20	12	22
Commercial mortgages	2	—	(1)	2	(1)
Construction and development	—	—	1	—	—

Total commercial real estate	2	—	—	2	(1)

Residential mortgages	12	11	11	7	10

Credit card	68	56	50	46	86
Retail leasing	4	4	2	4	8
Home equity and second mortgages	13	12	13	12	21
Other retail	39	31	29	32	67

Total retail	124	103	94	94	182

Total net charge-offs	169	135	125	115	213
Provision for credit losses	169	135	125	115	205
Acquisitions and other changes	—	5	—	—	1

Balance, end of period	$2,256	$2,256	$2,251	$2,251	$2,251

Components
Allowance for loan losses	$2,022	$2,034	$2,039	$2,035	$2,041
Liability for unfunded credit commitments	234	222	212	216	210

Total allowance for credit losses	$2,256	$2,256	$2,251	$2,251	$2,251

Gross charge-offs	$217	$195	$176	$175	$267
Gross recoveries	$48	$60	$51	$60	$54

Allowance for credit losses as a percentage of
Period-end loans	1.57	1.58	1.61	1.64	1.65
Nonperforming loans	480	476	500	432	414
Nonperforming assets	384	392	409	364	350

Credit Quality
     The allowance for credit losses was $2,256 million at December 31, 2006, and at September 30, 2006, compared with $2,251 million at December 31, 2005. The ratio of the allowance for credit losses to period-end loans was 1.57 percent at December 31, 2006, compared with 1.58 percent at September 30, 2006, and 1.65 percent at December 31, 2005. The ratio of the allowance for credit losses to nonperforming loans was 480 percent at December 31, 2006, compared with 476 percent at September 30, 2006, and 414 percent at December 31, 2005. Total net charge-offs in the fourth quarter of 2006 were $169 million, compared with the third quarter of 2006 net charge-offs of $135 million and the fourth quarter of 2005 net charge-offs of
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

$213 million. The year-over-year decrease in total net charge-offs was principally due to the impact in the fourth quarter of 2005 from changes in bankruptcy legislation that went into effect during that timeframe.
     Commercial and commercial real estate loan net charge-offs increased to $33 million in the fourth quarter of 2006 (.17 percent of average loans outstanding) compared with $21 million (.11 percent of average loans outstanding) in the third quarter of 2006 and $21 million (.12 percent of average loans outstanding) in the fourth quarter of 2005. The Company expects commercial net charge-offs to continue to increase somewhat over the next several quarters, due to slightly higher gross charge-offs and lower commercial loan recoveries.
     Retail loan net charge-offs were $124 million in the fourth quarter of 2006 compared with $103 million in the third quarter of 2006 and $182 million in the fourth quarter of 2005. Retail loan net charge-offs increased as compared with the third quarter of 2006 and declined from the fourth quarter of 2005, reflecting the impact of the bankruptcy legislation changes that occurred in the fourth quarter of 2005. Retail loan net charge-offs as a percent of average loans outstanding were 1.05 percent in the fourth quarter of 2006, compared with .90 percent and 1.64 percent in the third quarter of 2006 and fourth quarter of 2005, respectively. The 15 basis point increase in retail net charge-offs from the third quarter of 2006 reflected a higher level of bankruptcy-related losses as the lingering effects of changes in bankruptcy laws were realized throughout 2006. The Company anticipates slightly higher delinquencies in the retail portfolios and that net charge-offs will continue to increase moderately during 2007.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

CREDIT RATIOS					Table 9
(Percent)	4Q	3Q	2Q	1Q	4Q
	2006	2006	2006	2006	2005

Net charge-offs ratios (a)
Commercial	.23	.18	.13	.05	.15
Lease financing	.51	.23	.54	.56	.56
Total commercial	.26	.18	.18	.11	.20

Commercial mortgages	.04	—	(.02)	.04	(.02)
Construction and development	—	—	.05	—	—
Total commercial real estate	.03	—	—	.03	(.01)

Residential mortgages	.22	.21	.21	.14	.20

Credit card	3.27	2.85	2.72	2.62	5.00
Retail leasing	.23	.22	.11	.22	.43
Home equity and second mortgages	.33	.31	.35	.33	.56
Other retail	.96	.79	.77	.87	1.79
Total retail	1.05	.90	.84	.86	1.64

Total net charge-offs	.47	.38	.36	.34	.62

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.05	.06	.05	.05	.05
Commercial real estate	.01	.01	—	—	—
Residential mortgages	.45	.36	.30	.31	.32
Retail	.48	.41	.39	.38	.37
Total loans	.24	.21	.19	.18	.19

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	.57	.55	.58	.64	.69
Commercial real estate	.53	.54	.40	.51	.55
Residential mortgages	.62	.53	.49	.53	.55
Retail	.58	.52	.52	.54	.52
Total loans	.57	.54	.51	.56	.58

(a) annualized and calculated on average loan balances
(b) ratios are expressed as a percent of ending loan balances

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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

ASSET QUALITY					Table 10

($ in millions)
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2006	2006	2006	2006	2005

Nonperforming loans
Commercial	$196	$192	$203	$219	$231
Lease financing	40	39	38	41	42

Total commercial	236	231	241	260	273
Commercial mortgages	112	114	88	123	134
Construction and development	38	40	25	23	23

Total commercial real estate	150	154	113	146	157
Residential mortgages	36	36	39	45	48
Retail	48	53	57	70	66

Total nonperforming loans	470	474	450	521	544

Other real estate	95	79	77	71	71
Other nonperforming assets	22	22	23	27	29

Total nonperforming assets (a)	$587	$575	$550	$619	$644

Accruing loans 90 days or more past due	$349	$295	$264	$251	$253

Restructured loans that continue to accrue interest	$405	$369	$370	$371	$315

Nonperforming assets to loans plus ORE (%)	.41	.40	.39	.45	.47

(a) does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest

     Nonperforming assets at December 31, 2006, totaled $587 million, compared with $575 million at September 30, 2006, and $644 million at December 31, 2005. The ratio of nonperforming assets to loans and other real estate was .41 percent at December 31, 2006, .40 percent at September 30, 2006, and .47 percent at December 31, 2005. Restructured loans that continue to accrue interest have increased from the fourth quarter of 2005, reflecting the impact of implementing higher minimum balance payment requirements for credit card customers in response to industry guidance issued by the banking regulatory agencies.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

CAPITAL POSITION					Table 11

($ in millions)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2006	2006	2006	2006	2005

Total shareholders’ equity	$21,197	$20,926	$20,415	$20,256	$20,086
Tier 1 capital	17,036	17,042	16,841	16,478	15,145
Total risk-based capital	24,495	25,011	24,893	24,328	23,056

Tier 1 capital ratio	8.8%	8.8%	8.9%	8.9%	8.2%
Total risk-based capital ratio	12.6	13.0	13.1	13.1	12.5
Leverage ratio	8.2	8.3	8.2	8.2	7.6
Common equity to assets	9.2	9.2	9.1	9.2	9.6
Tangible common equity to assets	5.5	5.4	5.6	5.4	5.9

     Total shareholders’ equity was $21.2 billion at December 31, 2006, compared with $20.1 billion at December 31, 2005. The increase was the result of corporate earnings and the issuance of $1.0 billion of non-cumulative, perpetual preferred stock on March 27, 2006, partially offset by share buybacks and dividends. In December of 2006, the Company announced a 21 percent increase in its quarterly dividend to common shareholders, increasing the dividend from $.33 per common share to $.40 per common share.
     The Tier 1 capital ratio was 8.8 percent at December 31, 2006, and at September 30, 2006, and 8.2 percent at December 31, 2005. The total risk-based capital ratio was 12.6 percent at December 31, 2006, compared with 13.0 percent at September 30, 2006, and 12.5 percent at December 31, 2005. The leverage ratio was 8.2 percent at December 31, 2006, compared with 8.3 percent at September 30, 2006, and 7.6 percent at December 31, 2005. Tangible common equity to assets was 5.5 percent at December 31, 2006, compared with 5.4 percent at September 30, 2006, and 5.9 percent at December 31, 2005. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

COMMON SHARES					Table 12

(Millions)	4Q	3Q	2Q	1Q	4Q
	2006	2006	2006	2006	2005

Beginning shares outstanding	1,763	1,783	1,783	1,815	1,818
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	12	10	9	9	6
Shares repurchased	(10)	(30)	(9)	(41)	(9)

Ending shares outstanding	1,765	1,763	1,783	1,783	1,815

     On December 21, 2004, the Board of Directors of U.S. Bancorp approved an authorization to repurchase up to 150 million shares of outstanding common stock during the following 24 months. On August 3, 2006, the Company announced that the Board of Directors approved an authorization to repurchase 150 million shares of common stock through December 2008. This new authorization replaced the December 21, 2004, share repurchase program. During the fourth quarter of 2006, the Company repurchased 10 million shares of common stock. As of December 31, 2006, there were approximately 122 million shares remaining to be repurchased under the current authorization.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)								Table 13

($ in millions)
	Net Income			Percent Change					4Q 2006
	4Q	3Q	4Q	4Q06 vs	4Q06 vs	Full Year	Full Year	Percent	Earnings
Business Line	2006	2006	2005	3Q06	4Q05	2006	2005	Change	Composition

Wholesale Banking	$284	$298	$312	(4.7)	(9.0)	$1,194	$1,176	1.5	24%
Consumer Banking	419	475	428	(11.8)	(2.1)	1,793	1,692	6.0	35
Wealth Management	156	147	130	6.1	20.0	589	479	23.0	13
Payment Services	237	253	170	(6.3)	39.4	967	729	32.6	20
Treasury and Corporate Support	98	30	103	nm	(4.9)	208	413	(49.6)	8

Consolidated Company	$1,194	$1,203	$1,143	(.7)	4.5	$4,751	$4,489	5.8	100%

(a) preliminary data

Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Wealth Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2006, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.
     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate, commercial real estate, equipment finance, small-ticket leasing and public sector clients, along with lending guaranteed by the Small Business Administration. Wholesale Banking contributed $284 million of the Company’s net income in the fourth quarter of 2006, a 9.0 percent decrease from the same period of 2005 and a 4.7 percent decrease as compared with the third quarter of 2006. The decrease in Wholesale Banking’s fourth quarter 2006 contribution from the same quarter of 2005 was primarily the result of an unfavorable variance in total net revenue (4.7 percent) and an increase in the
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

provision for credit losses from a year ago. Net interest income increases from the growth in average loan balances and the margin benefit of deposits were more than offset by tighter credit spreads and a decline in average deposit balances as customers utilized their liquidity to fund business growth. The unfavorable variance year-over-year in total noninterest income (4.7 percent) was primarily driven by lower equity investment revenue and non-yield loan fees, partially offset by higher income from commercial real estate production, commercial leasing and net securities gains. The unfavorable variance in the provision for credit losses was due to the increase in net charge-offs to $10 million in the fourth quarter of 2006, reflecting fewer wholesale loan recoveries and an increase in gross charge-offs at this stage of the business cycle.
     Wholesale Banking’s contribution to net income in the fourth quarter of 2006 compared with the third quarter of 2006 was $14 million (4.7 percent) lower, due to unfavorable variances in total net revenue (1.0 percent), total noninterest expense (3.1 percent) and the provision for credit losses. Total net revenue was lower on a linked quarter basis due to lower net interest income driven primarily by tightening credit spreads. Total noninterest income remained relatively flat, as net securities gains were offset by lower equity investment revenue. Total noninterest expense increased due primarily to lease production-related commissions and commercial lease expenses. The provision for credit losses increased on a linked quarter basis due to the increase in net charge-offs.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking, and 24-hour banking. Consumer Banking contributed $419 million of the Company’s net income in the fourth quarter of 2006, a 2.1 percent decrease from the same period of 2005 and an 11.8 percent decrease from the prior quarter. The decline was due to a $28 million reduction in net contribution of the mortgage banking business from a year ago. This unfavorable change in the mortgage banking division was driven by lower average loan warehouse portfolio and origination gains, adverse changes in MSR and related economic hedge valuations and the Company’s adoption of SFAS 156 in early 2006. The mortgage banking division’s total net revenue and noninterest expense declined by approximately $94 million and $50 million, respectively, compared with the fourth quarter of 2005. The contribution of the retail banking division of Consumer Banking increased approximately 4.8 percent from a year ago driven by income before provision and income taxes growth of 2.4 percent and lower credit losses. Net interest income was higher year-over-year primarily due to growth in average loan balances, increased loan fees and
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

the margin benefit of deposits, somewhat offset by lower spreads on those assets given the competitive lending environment. Fee-based revenues for the retail banking division increased 2.5 percent, reflecting growth in deposit service charges (8.9 percent) due to increased transaction-related fees and net new checking accounts, offset somewhat by lower retail leasing revenues due, in part, to slightly lower residual valuations and end-of-term lease residual income. The retail banking division’s total noninterest expense in the fourth quarter of 2006 increased compared with the same quarter of 2005 primarily due to an increase in net shared services expense and increased professional services expense related to various business initiatives. A $12 million year-over-year decrease in net charge-offs (14.1 percent) resulted in the favorable variance in the division’s provision for credit losses. The decline in credit losses from a year ago reflected, in part, the impact of changes in the bankruptcy laws in the fourth quarter of 2005.
     The decrease in Consumer Banking’s contribution in the fourth quarter of 2006 from the third quarter of 2006 was principally due to the lower fee-based revenues and higher provision for credit losses. The decline in total noninterest income was due to a decrease in mortgage banking revenue (62.3 percent) reflecting the impact of the interest rate environment on production gains and MSR and related economic hedge valuations at year end. The quarterly change in revenue also reflected lower deposit service charges (3.4 percent) and retail lease residual income. Total noninterest expense was higher on a linked quarter basis, primarily due to higher net shared services expense partially offset by lower compensation costs in the branch network. The increase in the provision for credit losses during the quarter was due to a $14 million increase in net charge-offs as bankruptcy related charge-offs return to more normalized levels, portfolio growth and somewhat higher loan delinquencies.
     Wealth Management provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through six businesses: Private Client Group, Corporate Trust, U.S. Bancorp Investments and Insurance, FAF Advisors, Institutional Trust and Custody and Fund Services. Wealth Management contributed $156 million of the Company’s net income in the fourth quarter of 2006, a 20.0 percent increase over the same period of 2005 and a 6.1 percent increase over the third quarter of 2006. The growth in the business line’s contribution in the fourth quarter of 2006 over the same quarter of 2005 was the result of corporate and institutional trust acquisitions, core account fee growth and improved equity market conditions. Net interest income was favorably impacted year-over-year by deposit balance growth and slightly wider deposit spreads, partially offset by tightening asset spreads. Total noninterest income increased by 19.9 percent from the same quarter of 2005, primarily due to recent
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

acquisitions of corporate and institutional trust businesses, core account fee growth and favorable equity market conditions. The increase in total noninterest expense was primarily due to the recent acquisitions.
     The increase in the business line’s contribution in the fourth quarter of 2006, as compared with the third quarter of 2006, was due to core account fee growth and improved equity market conditions.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $237 million of the Company’s net income in the fourth quarter of 2006, a 39.4 percent increase over the same period of 2005 and a 6.3 percent decrease from the third quarter of 2006. The increase in Payment Services’ contribution in the fourth quarter of 2006 from the same period of 2005 was the result of higher total net revenue (13.9 percent) and a favorable variance in the provision for credit losses (27.4 percent), partially offset by an increase in total noninterest expense (8.0 percent). The increase in total net revenue year-over-year was due to growth in total noninterest income (15.5 percent) and net interest income (8.0 percent), reflecting growth in higher yielding retail loan balances, partially offset by the margin impact of growth in noninterest-bearing corporate and purchasing card balances and intangibles related to recent acquisitions. All revenue categories benefited from higher transaction volumes, rate changes and business expansion initiatives. The growth in total noninterest expense year-over-year primarily reflected new business initiatives, including costs associated with acquisitions and other business growth initiatives, partially offset by the impact of a $19 million write-off associated with a co-branding relationship in the fourth quarter of 2005. The decrease in the provision for credit losses was driven by lower net charge-offs, year-over-year, reflecting the impact of changes in bankruptcy legislation in the fourth quarter of 2005.
     The decrease in Payment Services’ contribution in the fourth quarter of 2006 from the third quarter of 2006 was due primarily to increased provision for credit losses (14.9 percent) and an increase in total noninterest expense (3.8 percent). Total net revenue was essentially flat as growth in net interest income was offset by seasonally lower payment processing fee revenues. The increase in net interest income was primarily driven by growth in higher yielding credit card loan balances and related loan fees. A $10 million increase in net charge-offs drove the increase in the provision for credit losses, as bankruptcy charge-offs continue to return to more normalized levels. The provision was also impacted somewhat by portfolio growth and slightly higher loan delinquencies. The increase in total noninterest expense was primarily due to the impact of marketing and professional services costs from retail payment system initiatives.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. In addition, prior to the adoption of SFAS 156, changes in mortgage servicing rights valuations due to interest rate changes were managed at a corporate level and, as such, reported within this business unit. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back to the appropriate business unit, primarily based on customer transaction volume and account activities, deposit balances and employee levels and are identified as net shared services expense. Treasury and Corporate Support recorded net income of $98 million in the fourth quarter of 2006, compared with net income of $103 million in the fourth quarter of 2005 and $30 million in the third quarter of 2006. Net interest income decreased in the current quarter from the fourth quarter of 2005 by $103 million, reflecting primarily the impact of a flatter yield curve and asset/liability management decisions during the past year and the issuance of higher cost wholesale funding. Total noninterest income increased due to the $52 million gain on the sale of the Company’s 401(k) defined contribution recordkeeping business, trading gains related to interest rate derivatives and the favorable impact of net securities losses recorded in the prior year. Total noninterest expense increased $119 million primarily due to operating costs associated with incremental investments in tax-advantaged projects relative to a year ago and business integration costs, offset by an unfavorable variance in intangible assets amortization due to the adoption of SFAS 156. The favorable change in income taxes, compared with a year ago, resulted from expected income tax credits from incremental tax-advantaged investments and the resolution of various federal and state tax examinations.
     Net income in the fourth quarter of 2006 was higher than the third quarter of 2006 due to a increase in total noninterest income ($34 million) related to the gain on sale of the 401(k) recordkeeping business and trading gains related to interest rate derivatives, partially offset by the $32 million gain on the sale of equity interests in a card association and gains from the sale of certain commercial real estate, both of which were recorded in third quarter of 2006. Net interest income improved during the quarter by $25 million reflecting growth in investment securities and the impact of recent changes in interest rate policies of the Federal Reserve. Total noninterest expenses increased by $44 million primarily due to incremental amortization related to tax-advantaged investments. The residual tax benefits recognized by the Treasury and Corporate
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

Support business line increased during the fourth quarter of 2006 primarily due to higher levels of tax credits and the resolution of federal and state tax examinations during the quarter.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
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U.S. Bancorp Reports Fourth Quarter 2006 Results
January 16, 2007

PRESIDENT AND CHIEF EXECUTIVE OFFICER, RICHARD K. DAVIS, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID MOFFETT, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS AT 1:00 P.M. (CST) ON TUESDAY, JANUARY 16, 2007. The conference call will be available by telephone or on the internet. To access the conference call, please dial 800-896-8445 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please dial 785-830-1916. For those unable to participate during the live call, a recording of the call will be available approximately one hour after the conference call ends on Tuesday, January 16th, and will run though Tuesday, January 23rd, at 11:00 p.m. (CST). To access the recorded message, dial 800-283-4216. If calling from outside the United States, please dial 402-220-9033 to access the recording. Find the recorded call via the internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $219 billion in assets, is the 6th largest financial holding company in the United States. The Company operates 2,472 banking offices and 4,841 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.
Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2005, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2006	2005	2006	2005

Interest Income
Loans	$2,596	$2,255	$9,873	$8,306
Loans held for sale	64	52	236	181
Investment securities	511	500	2,001	1,954
Other interest income	34	26	153	110

Total interest income	3,205	2,833	12,263	10,551
Interest Expense
Deposits	668	476	2,389	1,559
Short-term borrowings	342	230	1,203	690
Long-term debt	515	352	1,930	1,247

Total interest expense	1,525	1,058	5,522	3,496

Net interest income	1,680	1,775	6,741	7,055
Provision for credit losses	169	205	544	666

Net interest income after provision for credit losses	1,511	1,570	6,197	6,389
Noninterest Income
Credit and debit card revenue	210	197	800	713
Corporate payment products revenue	141	126	557	488
ATM processing services	60	61	243	229
Merchant processing services	244	194	963	770
Trust and investment management fees	319	258	1,235	1,009
Deposit service charges	259	238	1,023	928
Treasury management fees	107	104	441	437
Commercial products revenue	104	101	415	400
Mortgage banking revenue	25	109	192	432
Investment products fees and commissions	36	37	150	152
Securities gains (losses), net	11	(49)	14	(106)
Other	213	170	813	593

Total noninterest income	1,729	1,546	6,846	6,045
Noninterest Expense
Compensation	621	601	2,513	2,383
Employee benefits	102	101	481	431
Net occupancy and equipment	166	166	660	641
Professional services	69	47	199	166
Marketing and business development	61	64	217	235
Technology and communications	133	129	505	466
Postage, printing and supplies	67	65	265	255
Other intangibles	92	81	355	458
Debt prepayment	22	—	33	54
Other	279	210	952	774

Total noninterest expense	1,612	1,464	6,180	5,863

Income before income taxes	1,628	1,652	6,863	6,571
Applicable income taxes	434	509	2,112	2,082

Net income	$1,194	$1,143	$4,751	$4,489

Net income applicable to common equity	$1,179	$1,143	$4,703	$4,489

Earnings per common share	$.67	$.63	$2.64	$2.45
Diluted earnings per common share	$.66	$.62	$2.61	$2.42
Dividends declared per common share	$.40	$.33	$1.39	$1.23
Average common shares outstanding	1,761	1,816	1,778	1,831
Average diluted common shares outstanding	1,789	1,841	1,804	1,857

U.S. Bancorp
Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2006	2005

Assets
Cash and due from banks	$8,639	$8,004
Investment securities
Held-to-maturity	87	109
Available-for-sale	40,030	39,659
Loans held for sale	3,256	3,030
Loans
Commercial	46,190	42,942
Commercial real estate	28,645	28,463
Residential mortgages	21,285	20,730
Retail	47,477	44,327

Total loans	143,597	136,462
Less allowance for loan losses	(2,022)	(2,041)

Net loans	141,575	134,421
Premises and equipment	1,835	1,841
Goodwill	7,538	7,005
Other intangible assets	3,227	2,874
Other assets	13,045	12,522

Total assets	$219,232	$209,465

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$32,128	$32,214
Interest-bearing	70,330	70,024
Time deposits greater than $100,000	22,424	22,471

Total deposits	124,882	124,709
Short-term borrowings	26,933	20,200
Long-term debt	37,602	37,069
Other liabilities	8,618	7,401

Total liabilities	198,035	189,379
Shareholders’ equity
Preferred stock	1,000	—
Common stock	20	20
Capital surplus	5,762	5,907
Retained earnings	21,242	19,001
Less treasury stock	(6,091)	(4,413)
Other comprehensive income	(736)	(429)

Total shareholders’ equity	21,197	20,086

Total liabilities and shareholders’ equity	$219,232	$209,465